UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 4, 2013

3DIcon Corporation

 (Exact name of registrant as specified in charter)

Oklahoma (State or other jurisdiction of incorporation)	000-54697 (Commission File Number)	73-1479206 (IRS Employer Identification No.)

6804 South Canton Avenue, Suite 150 Tulsa, OK (Address of principal executive offices)	74136 (Zip Code)

Registrant’s telephone number, including area code: (918) 494-0505

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 4, 2013, Sidney Aroesty informed the Board of Directors (the “Board”) of 3DIcon Corporation (the “Company”) that he would resign from the Board, effective April 15, 2013. Mr. Aroesty’s resignation is not as a result of any disagreements with the Company and is in keeping with a reduction of business activities in his long term retirement plans. Mr. Aroesty agreed to remain a consultant to the Company, on an as-needed basis, in the capacity of Chairman to the Company’s newly formed Business Advisory Board.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On April 4, 2013, the Board adopted by unanimous written consent an amendment to the Company’s Bylaws (the “Amendment”) pursuant to which it established a Business Advisory Board to assist and advise the Board in any business matter on which the Board seeks advisement. Furthermore the Board established a Technical Advisory Board to assist and advise the Board in any technology matter on which the Board seeks advisement. The Amendment also provides for indemnification to any member of either Advisory Board to the fullest extent provided by the Company’s Bylaws.

The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated into this Item by reference.

Item 8.01.	Other Events

A copy of the press release announcing Mr. Aroesty’s resignation is attached herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(c)	Exhibits

Exhibit No .	Description

3.1	Amendment to the Bylaws

99.1	Press release dated April 5, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 5, 2013	3DICON CORPORATION By: /s/ Mark Willner
Name: Mark Willner Position: Chief Executive Officer